EXHIBIT 99.9

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated June 12, 2012 to the prospectus dated December 17, 2009 relating to securities issued pursuant to Registration Statement No. 333-162531 of Export Development Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

June 18, 2012